UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 6, 2009

China Solar & Clean Energy Solutions, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-12561	95-3819300
(Commission File Number)	(IRS Employer Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
(Address of principal executive offices and zip code)

+86-10-63850516
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement

On July 6, 2009, Beijing Deli Solar Technology Development Co., Ltd., our wholly-owned subsidiary ("Deli-Solar (Beijing)"), entered into a termination agreement (the "Termination Agreement") with the three shareholders of Shenzhen PengSangPu Solar Industrial Products Corporation ("SZPSP"), Renzheng Qiu, Bin Luo and Hanwen Chen (the "SZPSP Shareholders").  The Termination Agreement terminates the equity purchase and complementary agreements (collectively, the "Equity Purchase and Complementary Agreements") Deli-Solar (Beijing) entered into with the SZPSP Shareholders on January 9, 2008, which were amended and supplemented by a supplementary agreement (the "Supplementary Agreement") Deli-Solar (Beijing) entered into with the SZPSP Shareholders on March 25, 2008.  The terms of the Equity Purchase and Complementary Agreements are described in our Form 8-K report filed on January 15, 2008.  The terms of the Supplementary Agreement are described in our Form 8-K report filed on April 1, 2008.  We accounted for SZPSP as a wholly-owned subsidiary from March 31, 2008 up to March 31, 2009.

The key terms of the Termination Agreement are:

•
Deli Solar (Beijing) having already received RMB12,960,486.30 from the SZPSP Shareholders prior to the execution of the Termination Agreement, the SZPSP Shareholders to pay to Deli-Solar (Beijing) the remaining RMB15,839,513.70 from the RMB28.8 million purchase price specified in the Supplementary Agreement in two installments (RMB8,000,000 within 10 days from the execution date of the Termination Agreement and the remaining balance within two months from the execution date of the Termination Agreement)

•	The SZPSP Shareholders to return to Deli-Solar (Beijing) an aggregate of 939,364 shares in our Company they received pursuant to the Supplementary Agreement
•
The SZPSP Shareholders will also pay to Deli-Solar (Beijing) a portion of SZPSP's net profit for the period from April 1, 2008 to March 31, 2009, an amount which will be determined at a future date by the SZPSP Shareholders and Deli-Solar (Beijing)

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits

The following are filed as exhibits to this report:

Exhibit No.	Description
Exhibit 10.1
Termination Agreement to the Equity Purchase Agreement, Complementary Agreement and Supplementary Agreement, by and among Beijing Deli Solar Technology Co. Ltd. and the SZPSP Shareholders, dated July 6, 2009.

Exhibit 99.1	Press Release, dated July 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SOLAR & CLEAN ENERGY SOLUTIONS, INC.

	By:	/s/ Deli Du
Name: Deli Du
Title: Chief Executive Officer and President
Dated: July 9, 2009